Exhibit 10.1

Outside Director

Deferred Compensation Plan

La Quinta Corporation

December 2004

La Quinta Corporation

Outside Director Deferred Compensation Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment of the Plan. La Quinta Corporation hereby establishes a deferred compensation plan to be known as the “La Quinta Corporation Outside Director Deferred Compensation Plan” (the “Plan”), as set forth in this document. The Plan provides for the deferral of compensation and acquisition of Deferred Stock Units by Nonemployee Directors, subject to the terms and provisions set forth herein.

Upon approval by the Board of Directors of the Company, the Plan shall become effective as of January 1, 2005 (the “Effective Date”), and shall remain in effect as provided in Section 1.3 herein.

1.2 Purpose of the Plan. The purposes of the Plan are to promote the achievement of long-term objectives of the Company by linking the personal interests of Nonemployee Directors to those of the Company’s shareholders and to attract and retain Nonemployee Directors of outstanding competence.

1.3 Duration of the Plan. The Plan shall commence on January 1, 2005 and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 8.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)	“Board” or “Board or Directors” means the Board of Directors of the Company.

(b)	“Committee” means the Compensation Committee of the Board of Directors of the Company or any other committee appointed by the Board to administer the Plan.

(c)	“Company” means La Quinta Corporation, a Delaware corporation, and any successor by merger, consolidation, or otherwise.

(d)	“Deferrals” means, individually or collectively, amounts deferred under this Plan.

(e)	“Deferred Stock Units” means stock units that track the actual price of the Shares but are not represented by actual Shares.

(f)	“Deferred Stock Unit Account” means the deferred stock unit account established for each Participant in accordance with Section 6.1 of the Plan.

(g)	“Director” means any individual who is a member of the Board of Directors of the Company.

(h)	“Fair Market Value” shall mean the closing price for Shares on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported.

(i)	“Nonemployee Director” means any individual who is a member of the Board of Directors of the Company whose arrangements with the Company provide for him or her to receive fees for serving as a Director and who is not otherwise an employee of the Company.

(j)	“Participant” means a Nonemployee Director of the Company who has an outstanding Deferral under the Plan.

(k)	“Shares” means the common stock of the Company, par value two cents ($0.02) per share.

Article 3. Administration

3.1 General. The Plan shall be administered by the Compensation Committee of the Board, or by any other committee appointed by the Board for purposes of administering this Plan. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. Any committee administering the Plan shall be comprised entirely of Directors. Members of the Committee can participate in this Plan. The Committee shall have the authority to delegate administrative duties to a committee of officers, employees, or Directors of the Company and to add or change investment options available to Participants under this Plan.

3.2 Administration by the Committee. The Committee shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions. However, in no event shall the Committee have the power to determine Plan eligibility, or to determine the number, the value, the vesting period, or the timing of Deferrals to be made under the Plan (all such determinations being automatic pursuant to the provisions of the Plan).

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan, and all related orders or resolutions of the Board, shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

Persons eligible to participate in the Plan are limited to Nonemployee Directors who are serving on the Board on the date of each scheduled Deferral under the Plan.

Article 5. Deferral of Cash Retainer and Fees

5.1 Deferral of Cash Retainer and Fees. During the term of this Plan, any Nonemployee Director may elect to defer all or a portion of his or her annual cash retainer, board meeting fees, and Committee meeting fees paid in connection with Board service to a Deferred Stock Unit Account. Such election to defer compensation shall be subject to the provisions of this Article 5.

5.2 Deferral Elections. Any deferral election under Section 5.1 shall be made prior to the calendar year in which such payments would otherwise be earned and payable. New Nonemployee Directors shall make such election within thirty (30) days of their original election to the Board. Each such election may pertain to more than one (1) year of scheduled payments. All deferral elections shall be irrevocable, and shall be made on a “Deferral Election Form,” as described herein. Participants shall make irrevocable elections on the initial and each subsequent “Deferral Election Form” as to the amount to be deferred with respect to each component of compensation for the relevant calendar year.

5.3 Number of Deferred Stock Units. The number of Deferred Stock Units to be credited (to a Participant’s Deferred Stock Unit Account) in connection with an election pursuant to this Article 5 shall equal the portion of the cash retainer and fees elected by the Participant to be deferred into Deferred Stock Units, divided by the Fair Market Value of a Share on the date of the scheduled payment of the amount deferred. In the event of any fractional shares, the number of Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account shall be rounded up to the next whole number of full Shares.

5.4 Vesting of Deferrals. All Deferrals under this Article 5 shall be one hundred percent (100%) vested at the time of such deferral.

5.5 Length of Deferral. Except as otherwise provided herein, all Deferrals hereunder and investment return thereon shall be maintained in deferred status until the respective Participant’s termination of services on the Board.

5.6 Unforeseeable Emergency. The Committee shall have the authority to alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, an unforeseeable emergency has occurred. In such event, the Committee may, in its sole discretion:

(a)	Authorize the cessation of Deferrals by such Participant under the Plan; or

(b)	Provide that all, or a portion, of any previous Deferrals by the Participant shall immediately be paid in a lump-sum in Shares; or

(c)	Provide for such other payment schedule as deemed appropriate by the Committee under the circumstances.

For purposes of this Section 5.6, “unforeseeable emergency” shall mean a severe financial hardship to the Participant resulting from the sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of an unforeseeable emergency may only be permitted to the extent reasonably necessary to satisfy the hardship, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s assets.

The Committee, in its sole discretion, shall judge the severity of the financial hardship. The Committee’s decision with respect to the severity of financial hardship and the manner in which, if at all, the Participant’s future Deferral opportunities shall be ceased, and/or the manner in which, if at all, the payment of deferred amounts to the Participant shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Article 6. Participants’ Accounts

6.1 Deferred Stock Unit Account. A Deferred Stock Unit Account shall be established and maintained by the Company for each Participant who makes a Deferral thereto under the Plan. Each Deferred Stock Unit Account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant with an amount elected by the Participant in accordance with Section 5.2. That amount will be converted to a number of Deferred Stock Units using the Fair Market Value on the date of credit. Dividend equivalents on Deferred Stock Units in the Deferred Stock Unit Account shall be converted to additional Deferred Stock Units based upon the Fair Market Value on the dividend payment date. Each Deferred Stock Unit Account is maintained solely for accounting purposes and shall not require a segregation of any Company assets.

6.2 Form and Amount of Payout of the Deferred Stock Unit Account. Deferred Stock Units will be paid out of the Deferred Stock Unit Account solely in Shares.

6.3 Timing of Payout of Deferred Stock Unit Account. Any Deferred Stock Units in a Participant’s Deferred Stock Unit Account shall be paid out upon the termination of a Nonemployee Director’s service on the Board of Directors. The payout of the Deferred Stock Units shall be made solely in Shares (in a single lump sum) within thirty (30) days following such termination of service.

Article 7. Deferred Stock Units

7.1 Value of Deferred Stock Units. Each Deferred Stock Unit shall have an initial value that is equal to the Fair Market Value of one Share as of the date such Deferred Stock Unit is credited to the Participant’s Deferred Stock Unit Account. Subsequent to such date of acquisition, the value of each Deferred Stock Unit shall change in direct relationship to changes in the Fair Market Value of a Share.

7.2 Dividend Equivalents. Dividend equivalents shall be earned on Deferred Stock Units provided under this Plan. Such dividend equivalents shall be converted into an equivalent amount of Deferred Stock Units based upon the Fair Market Value of a Share on the dividend payment date. The converted Deferred Stock Units will be fully vested upon conversion.

Article 8. Amendment, Modification, and Termination

8.1 Amendment, Modification, and Termination. Subject to the terms set forth in this Section 8.1, the Board may terminate, amend, or modify the Plan at any time and from time to time.

8.2 Previous Deferrals. Unless required by law, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any Deferral previously made under the Plan without the written consent of the applicable Participant.

Article 9. Miscellaneous

9.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

9.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.3 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.4 No Right of Nomination. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s shareholders.

9.5 Shares Available. The Shares delivered under the Plan may be either authorized but unissued Shares, or Shares which have been or may be reacquired by the Company, as determined from time to time by the Board.

9.6 Successors. All obligations of the Company under the Plan with respect to Deferrals hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

9.7 Requirements of Law. Deferrals under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.8 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal, substantive laws of the state of Delaware.